EXHIBIT 4.1

PALATIN TECHNOLOGIES, INC.
SERIES H 2016 WARRANT TO PURCHASE [ ]SHARES
OF COMMON STOCK

Series H 2016 Warrant No. [ ]
August [ ], 2016 (the “Date of Grant”)
THIS WARRANT (this “Warrant”) certifies that, for value received, [ ] and its assignees (the, “Holder") are entitled to subscribe for and purchase [ ] shares (as adjusted pursuant to Section 4 hereof, the “Warrant Shares”) of the fully paid and nonassessable common stock, par value $0.01 per share, (the “Common Stock”) of PALATIN TECHNOLOGIES, INC., a Delaware corporation (the “Company”), at a price per Warrant Share, equal to $[ ] (such price and such other price as shall result, from time to time, from the adjustments specified in Section 4 hereof is herein referred to as the “Warrant Price”), subject to the provisions and upon the terms and conditions hereinafter set forth.

1.      Term. The purchase right represented by this Warrant is exercisable, in whole or in part, at any time and from the date immediately after the six (6) month anniversary of the Date of Grant through the date that is the five (5) year anniversary of the Date of Grant (the “Term”).
2.      Method of Exercise; Payment; Issuance of New Warrant. Subject to Section 1 and Section 10 hereof, the purchase right represented by this Warrant may be exercised by the Holder, in whole or in part and from time to time, at the election of the Holder, by (a)  delivery by the Holder to the Company of an exercise notice in the form attached hereto as Exhibit A (each, an “Exercise Notice”) and, either (a) within one (1) Trading Day (as defined below) of the date said Exercise Notice is delivered to the Company, payment to the Company, by certified or bank check or by wire transfer to an account designated by the Company (a “Wire Transfer”), of an amount equal to the then applicable Warrant Price multiplied by the number of Warrant Shares then being purchased (each, an “Aggregate Exercise Price”) or (b) valid exercise pursuant to such Exercise Notice of the Conversion Right (as defined below) provided for in Section 9.1 hereof. No ink-original Exercise Notice shall be required, nor physical surrender of this Warrant, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Exercise Notice form be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date the final Exercise Notice is delivered to the Company. The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice. The Person or Persons in whose name(s) any certificate(s) representing the Warrant Shares have been issued, or will be issued after the exercise of this Warrant, shall be deemed to have become the holder(s) of record, and shall be treated for all purposes as the record holder(s), of the Warrant Shares represented thereby (and such Warrant Shares shall be deemed to have been issued) immediately prior to the close of business on the date or dates upon which this Warrant is exercised and payment is made for such Warrant Shares. On or before the third Trading Day following the date on which the Company has received an Exercise Notice in the form attached hereto as Exhibit A, but not in any event prior to the time the Holder has delivered the Aggregate Exercise Price (or valid exercise of the Conversion Right pursuant to Section 9.1 hereof) (the “Share Delivery Date”), the Company shall, (X) provided that the Company’s transfer agent for the Common Stock (the “Transfer Agent”) is participating in the Direct Registration System (including any successor thereto, “DRS”) or The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program (including any successor thereto, the “FAST Program”), upon the request of the Holder, credit such aggregate number of shares of Common Stock to which the Holder is entitled pursuant to such exercise to either the Holder’s or its designee’s balance account with DTC through its Deposit / Withdrawal At Custodian system, or to the Holder’s or its designee’s direct registration account, or (Y), if the Transfer Agent is not participating in either the DRS or FAST Program, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate (which shall be unlegended, provided that the Warrant Shares subject to the Exercise Notice are included in an effective Registration Statement or all applicable requirements of Rule 144, including the holding period thereof, are met, and subject in all cases to requirements of, and compliance with, securities laws then in effect), registered in the Company’s share register in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder is entitled pursuant to such exercise.

As used herein, “Trading Day” means any day on which the Common Stock are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).
The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

3.      Stock Fully Paid; Reservation of Warrant Shares. All Warrant Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance pursuant to the terms and conditions herein, be duly authorized, validly issued, fully paid and nonassessable, and free from all preemptive rights and taxes, liens and charges with respect to the issue thereof. During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved, for the purpose of the issuance of Warrant Shares, a sufficient number of shares of its Common Stock to provide for the exercise of the rights represented by this Warrant.

4.      Adjustment of Warrant Price and Number of Warrant Shares. The number and kind of securities purchasable upon the exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a)         Stock Dividends and Splits. If the Company, at any time from and after the Date of Grant and while this Warrant is outstanding: (i) subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Warrant Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased, or (ii) combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Warrant Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 4(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.
(b)         Par Value. The Company shall not subdivide (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares if it would cause the Warrant Price to be less than the par value of the Common Stock.
(c)         Rights Upon Distribution of Assets. If the Company shall declare or make any dividend or other distributions of its assets (or rights to acquire its assets) to any or all holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the Date of Grant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise of this Warrant) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time or times as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution to be held similarly in abeyance) to the same extent as if there had been no such limitation).

(d)         Purchase Rights. In addition to any adjustments pursuant to this Section 4 above, if at any time after the Date of Grant and prior to the Expiration Date the Company grants, issues or sells any rights, warrants or options to subscribe for or purchase shares of Common Stock or other stock or securities, directly or indirectly convertible into, or exercisable or exchangeable for, shares of Common Stock, or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise of this Warrant) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right (and beneficial ownership) to such extent shall be held in abeyance for the Holder until such time or times as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right to be held similarly in abeyance) to the same extent as if there had been no such limitation).
(e)         Calculations. All calculations under this Section 4 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 4, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

5.      Notice of Adjustments. Whenever the Warrant Price or the number of Warrant Shares purchasable hereunder is adjusted pursuant to Section 4 hereof, the Company shall deliver to the Holder of this Warrant a certificate, signed by its chief financial officer and setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Warrant Price and the number of Warrant Shares purchasable hereunder after giving effect to such adjustment. Copies of which such certificate shall be mailed (without regard to Section 13 hereof, by first class mail, postage prepaid) to the Holder.
6.      Fractional Shares. No fractional shares of Common Stock will be issued in connection with any exercise hereunder, but in lieu of such fractional shares the Company shall make a cash payment therefor based on the fair market value (as mutually determined by the Company and the Holder) of the Common Stock on the date of exercise/in an amount equal to such fraction multiplied by the Warrant Price.

7.      [Intentionally Omitted].
8.      Rights as Shareholders; Information. No Holder, as such, shall be entitled to vote or receive dividends or be deemed the holder of Common Stock which may at any time be issuable upon the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to receive notice of meetings, or, subject to the terms of this Warrant, to receive dividends or subscription rights or otherwise until this Warrant shall have been exercised and the Warrant Shares shall have become deliverable, as provided herein.
9.      Additional Rights.

9.1     Right to Convert Warrant into Stock: Net Issuance.

(a)         Right to Convert. If at the time of exercise of this Warrant there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of, the Warrant Shares to the Holder, then in addition to and without limiting the rights of the Holder under the terms of this Warrant, subject to Section 10, the Holder shall have the right to convert this Warrant or any portion thereof (the “Conversion Right”) into Warrant Shares as provided in this Section 9.1 at any time or from time to time beginning on the day following the six-month anniversary of the date of issuance. Upon exercise of the Conversion Right with respect to a particular number of Warrant Shares (the “Converted Warrant Shares”), the Company shall deliver to the Holder (without payment by the Holder of any exercise price or any cash or other consideration) that number of Warrant Shares as is determined according to the following formula:

(A x B) - (A x C)
 B

Where:       A = the total number of shares with respect to which this Warrant is then being exercised;

B = the Weighted Average Price of the shares of Common Stock on the Trading Day immediately preceding the date of the Exercise Notice; and
C = the Warrant Price then in effect for the applicable Warrant Shares at the time of such exercise.

No fractional shares shall be issuable upon exercise of the Conversion Right, and, if the number of shares to be issued determined in accordance with the foregoing formula is other than a whole number, the Company shall pay to the Holder a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Warrant Price. For purposes of this Section 9, shares issued pursuant to the Conversion Right shall be treated as if they were issued upon the exercise of this Warrant.

“Weighted Average Price” as used herein, shall mean, for any security as of any date, the dollar volume-weighted average price for such security on the NYSE MKT during the period beginning at 9:30:01 a.m., New York City time (or such other time as the NYSE MKT publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City time (or such other time as the NYSE MKT publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City time (or such other time as such market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by the OTC Markets. If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 15 with the term “Weighted Average Price” being substituted for the term “Warrant Price”. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

(b)         Method of Exercise. The Conversion Right may be exercised by the Holder by delivery to the Company of an Exercise Notice electing to exercise, all or any part, of this Warrant as designated in such Exercise Notice pursuant to the Conversion Right. No ink-original Exercise Notice shall be required, nor physical surrender of this Warrant, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Exercise Notice form be required to effect an exercise using the Conversion Right. Such conversion shall be effective upon receipt by the Company of such Exercise Notice, or on such later date as is specified therein (the “Conversion Date”), and, at the election of the Holder, may be made contingent upon the closing of the sale of the Company’s Common Stock to the public in a public offering pursuant to a registration statement under the Act (a “Public Offering”). The Converted Warrant Shares shall be delivered to the Holder on or prior to the applicable Share Delivery Date and, if applicable, a new warrant evidencing the balance of the Warrant Shares available for issuance, shall be issued as of the Conversion Date and shall be delivered to the holder within thirty (30) days following the Conversion Date.

9.2           Exercise Prior to Expiration. Subject to Section 10 below, to the extent this Warrant is not previously exercised as to all of the Warrant Shares subject hereto, and if the Weighted Average Price of one share of Common Stock is greater than the Warrant Price then in effect, this Warrant shall be deemed automatically exercised pursuant to Section 9.1 above (even if not surrendered) immediately before its expiration. To the extent this Warrant or any portion thereof is deemed automatically exercised pursuant to this Section 9.2, the Company agrees to notify the Holder of the number of Warrant Shares, if any, the Holder is to receive by reason of such automatic exercise, to the extent not prohibited pursuant to Section 10.

10.           Beneficial Ownership Limitation on Exercises. The Company shall not effect the exercise of any portion of this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant, if (and then only to the extent that), after giving effect to such exercise, such Holder together with the other Attribution Parties (as defined below) collectively would beneficially own in excess of 9.99% (such percentage cap, the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Holder and the other Attribution Parties shall include the number of shares of Common Stock held by the Holder and all other Attribution Parties plus the number of Warrant Shares with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by the Holder or any other Attribution Party and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants, including these Series H Warrants) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 10. For purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of determining the number of Warrant Shares the Holder may acquire upon the exercise of this Warrant without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives a Exercise Notice from the Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall (i) notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that the issuance of Warrant Shares stated in the Exercise Notice would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 10, to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of Warrant Shares to be purchased pursuant to such Exercise Notice (the number of shares by which such purchase is reduced, the “Reduction Shares”) and (ii) as soon as reasonably practicable, return to the Holder any exercise price paid by the Holder for the Reduction Shares. For any reason at any time, upon the written or oral request of the Holder, where such request indicates that it is being made pursuant to this Warrant, the Company shall, within two (2) Trading Days, confirm orally and in writing or by electronic mail to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including these Series H Warrants, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to the Holder upon the exercise of this Warrant results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Company shall return to the Holder the exercise price paid by the Holder for the Excess Shares. For purposes of clarity, the shares of Common Stock underlying this Warrant in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose, including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 10 to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 10 or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation as contained in this paragraph may not be waived and shall apply to a successor holder of this Warrant.

As used in this Warrant, “Attribution Parties” means, collectively, the following Persons and entities: (i) [insert Holder parties] or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or of any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company’s Common Stock would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.
11.           Modification and Waiver. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the Company and the Holder.
12.           Notices. Any notice, request, communication or other document required or permitted to be given or delivered to the Holder or the Company shall be delivered, or shall be sent by certified or registered mail, postage prepaid, to the Holder at its address as shown on the books of the Company or to the Company at the address indicated therefor on the signature page of this Warrant.
13.           Binding Effect on Successors. This Warrant shall be binding upon any entity succeeding the Company by merger or consolidation, and all of the obligations of the Company relating to the Warrant Shares shall survive the exercise, conversion and termination of this Warrant and all of the covenants and agreements of the Company shall inure to the benefit of the successors and assigns of the Holder.
14.           Dispute Resolution. In the case of a dispute as to the determination of the Warrant Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via email or facsimile within two (2) Trading Days of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Warrant Price or the Warrant Shares within five (5) Trading Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Trading Days submit via email or facsimile (a) the disputed determination of the Warrant Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent, outside accountant. The Company shall use reasonable best efforts to cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Trading Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error. The expenses of the investment bank and accountant will be borne by the Company, unless the investment bank or accountant determines that the determination of the Warrant Price or the arithmetic calculation of the Warrant Shares by the Company was correct, in which case the expenses of the investment bank and accountant will be borne by the Holder.

15.           Lost Warrants. The Company covenants to the Holder that, upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant, the Company will make and deliver a new Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.
16.           Descriptive Headings. The descriptive headings of the various Sections of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. The language in this Warrant shall be construed as to its fair meaning without regard to which party drafted this Warrant.
17.           Governing Law. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.
18.           [Intentionally Omitted].
19.           Remedies. In case any one or more of the covenants or agreements contained in this Warrant shall have been breached, the holders hereof (in the case of a breach by the Company), or the Company (in the case of a breach by the Holder), may proceed to protect and enforce their or its rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Warrant.

20.           Severability. The invalidity or unenforceability of any provision of this Warrant in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction, or affect any other provision of this Warrant, which shall remain in full force and effect.
21.           Recovery of Litigation Costs. If any legal action or other proceeding is brought for the enforcement of this Warrant, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Warrant, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.
22.           Entire Agreement; Modification. This Warrant constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and undertakings of the parties, whether oral or written, with respect to such subject matter.
23.           No Third-Party Beneficiaries. This Warrant is for the sole benefit of the Company and the Holder and their respective successors and, in the case of the Holder, permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant.
24.           Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.

[Remainder of page left intentionally blank. Signature page follows.]

EXHIBIT 4.1

The Company has caused this Warrant to be duly executed and delivered as of the Date of Grant specified above.

PALATIN TECHNOLOGIES, INC.

Date	By:	/s/
	Name	Name
	Title	Title
	Address:	4B Cedar Brook Drive
Cranbury, NJ 08512

[SIGNATURE PAGE TO COMMON STOCK WARRANT]

EXHIBIT A
EXERCISE NOTICE
TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS
SERIES H 2016 WARRANT TO PURCHASE COMMON STOCK
PALATIN TECHNOLOGIES, INC.

The undersigned holder hereby exercises the right to purchase __________________________ of the shares of Common Stock (“Warrant Shares”) of Palatin Technologies, Inc., a Delaware corporation (the “Company”), evidenced by the attached copy of the Warrant to Purchase Common Stock (the “Warrant”). Capitalized terms used in this Exercise Notice and not otherwise defined shall have the respective meanings set forth in the Warrant.
1. Form of Warrant Price. The holder intends that payment of the Warrant Price shall be made as:
____________                                 a “Cash Exercise” with respect to _________________ Warrant Shares; and/or
____________                                 a “Cashless Exercise” in accordance with the terms of the Warrant in connection with the exercise of the Warrant for _______________ Warrant Shares.
2. Payment of Warrant Price. In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant to this Exercise Notice and the Warrant, the holder shall pay the aggregate Warrant Price in the sum of $___________________ to the Company in accordance with the terms of the Warrant.
3. Delivery of Warrant Shares. The Company shall deliver to the holder Warrant Shares in accordance with the terms of the Warrant.
4. Representations and Warranties. By its delivery of this Exercise Notice, the undersigned represents and warrants to the Company that in giving effect to the exercise evidenced hereby the holder, together with all Attribution Parties, will not beneficially own in excess of the number of shares of Common Stock (determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended) permitted to be owned under Section 10 of this Warrant to which this notice relates.
5. Number of Shares. The total number of shares of Common Stock currently held by the holder, including all Attribution Parties is, as of the date hereof and after giving effect to the exercise evidenced hereby, ________________.

Date: _________________, 20___.

[Name of Registered Holder]

By:           _____________________________
Name:      _____________________________
Title:        _____________________________

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice.

Palatin Technologies, Inc.

By:           _____________________________
Name:      _____________________________